PRESS RELEASE

The Clorox Company Reports Solid Q1 Sales and Profit Growth; Updates Fiscal Year 2014 Outlook for Foreign Exchange and Commodity Pressures

OAKLAND, Calif., Oct. 31, 2013 – The Clorox Company (NYSE: CLX) today reported 2 percent net sales growth and 3 percent diluted net earnings per share (EPS) growth from continuing operations for its first quarter, which ended Sept. 30.

“We’re off to a good start in the fiscal year, delivering 2 percent sales growth. Excluding the impact of foreign currencies, sales grew 3.5 percent. We also delivered strong pretax profit growth of 7 percent,” said Chairman and CEO Don Knauss. “Still, like other companies, we continue to face headwinds, including foreign currency declines and increasing commodity costs. We’re also facing heightened competitive activity, which we expect to continue through the fiscal year. Looking at the full fiscal year, I feel good about the plans we have in place, including a strong innovation pipeline that will support our categories while delivering value to our consumers.”

All results in this press release are on a continuing operations basis unless otherwise indicated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key first-quarter results.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2013, unless otherwise stated.

*	$1.04 diluted EPS (3% increase)

*	1% volume increase

*	2% sales increase

In the first quarter, Clorox delivered strong pretax earnings of $208 million, an increase of 7 percent versus the year-ago quarter. The company delivered earnings from continuing operations of $137 million, or $1.04 diluted EPS, compared to $133 million, or $1.01 diluted EPS, in the year-ago quarter, an increase of 3 percent. Current-quarter results reflect the benefit of strong cost savings, higher volume and price increases, partially offset by an increase in manufacturing and logistics costs, higher commodity costs and unfavorable foreign currency exchange rates. The company’s first-quarter earnings also reflect a negative impact of 4 cents diluted EPS from an effective tax rate of 34.1 percent, compared to a rate of 31.6 percent in the year-ago quarter when the company benefited from a one-time international tax settlement.

Volume for the first quarter increased 1 percent, primarily driven by gains in the company’s Professional Products, Charcoal, Laundry and Burt’s Bees businesses, partially offset by declines in Home Care. Sales grew 2 percent, with increases in three out of four segments, reflecting the benefit of price increases, higher volume and favorable mix and assortment, partially offset by unfavorable foreign currency exchange rates. Excluding the impact of foreign currencies, sales grew 3.5 percent.

The company’s gross margin was essentially flat versus the year-ago quarter. In the current quarter, the benefits of strong cost savings and price increases were offset by higher manufacturing and logistics costs due, in large part, to inflationary pressures in Argentina and Venezuela, as well as higher commodity costs. Price controls in these two markets also continue to pressure the company’s gross margin.

Total company advertising spending for the quarter was nearly 9 percent of sales, with the rate of spending for Clorox’s U.S. retail business at about 10 percent of sales. Advertising spending in International was lower as the company reduced investments in challenging markets, particularly in Venezuela and Argentina.

Net cash provided by continuing operations was $179 million compared to $208 million in the year-ago quarter, reflecting higher tax payments and an increase in inventory in fiscal 2014.

Clorox continues to use its cash flow to invest in its business, maintain debt leverage within its targeted range and return excess cash to stockholders through dividends and share repurchases. In the first quarter, the company repurchased about 1.6 million shares of its common stock at a cost of approximately $130 million.

Key Segment Results

Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal 2013, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

  Flat volume
  1% sales increase
  9% pretax earnings increase

Segment volume was essentially flat, reflecting gains in the Professional Products and Laundry businesses, offset by declines in Home Care. The Professional Products business delivered double-digit volume growth supported by record shipments across several brands. Clorox® bleach increased volume behind strong category growth following last year’s conversion to a new, concentrated formula. Gains in these business units were offset by volume declines in Home Care, primarily driven by lower shipments of Clorox® disinfecting wipes due to increased competitive activity. Sales outpaced volume primarily due to the benefits of price increases and favorable mix and assortment. Strong pretax earnings growth reflected continued margin improvement, supported by cost savings from the company’s conversion to concentrated bleach.

Household
(Bags and Wraps, Charcoal, Cat Litter)

  2% volume increase
  5% sales increase
  4% pretax earnings increase

Volume growth was driven primarily by higher shipments in Charcoal behind strong summer holiday merchandising events and higher shipments in Cat Litter behind product innovation. Volume in the Glad business decreased, primarily driven by base trash declines due to distribution losses and lower merchandising. Sales growth outpaced volume growth primarily due to the benefit of price increases and lower trade promotion spending. Pretax earnings increased driven primarily by higher sales and the benefit of strong cost savings, partially offset by higher commodity costs.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)

  4% volume increase
  5% sales increase
  5% pretax earnings decrease

The Burt’s Bees business delivered double-digit volume growth behind product innovation in lip products as well as higher shipments of face products. Food business volume was up, driven primarily by higher shipments of Hidden Valley® products, including dry mixes and dips, as well as new sandwich spreads and pasta salad kits. Volume decreased slightly in Water Filtration primarily due to declines in faucet mounted products. Sales outpaced volume primarily driven by the benefits of price increases and favorable mix and assortment, partially offset by increased trade promotion spending. Pretax earnings declined primarily due to investments in systems and processes to support the long-term growth of the Burt’s Bees business, partially offset by higher sales.

International
(All countries outside of the U.S.)

  Flat volume
  3% sales decrease
  Flat pretax earnings

Segment volume was essentially flat, reflecting declines in Venezuela, Argentina and Canada, offset by gains in other countries in Latin America and in the Middle East and Asia. The variance between volume and sales was driven primarily by unfavorable foreign currency exchange rates, partially offset by the benefit of price increases. Although overall segment sales declined 3 percent, excluding the impact of 7 percentage points from unfavorable foreign currency exchange rates, segment sales grew 4 percent. Flat pretax earnings reflected the benefit of cost savings and lower spending compared to prior-period costs associated with IT systems implementation in Latin America, offset by higher manufacturing and logistics costs reflecting inflationary pressures and lower sales.

Clorox Updates Fiscal Year 2014 Outlook for Foreign Exchange and Commodity Pressures

*	2%-3% sales growth

*	Flat to 25 basis points of EBIT margin expansion

*	$4.45-$4.60 diluted EPS range

“Our fiscal 2014 outlook now reflects heightened pressure on sales and earnings, primarily from the impact of unfavorable foreign currency exchange rates across multiple countries. In addition, it reflects the impact of elevated commodity costs on our margins,” said Chief Financial Officer Steve Robb. “I feel good about the plans we have in place to limit the impact of these headwinds and support the long-term health of our business, including strong cost savings and a robust product innovation pipeline, which we anticipate delivering 3 points of incremental sales growth.”

Clorox anticipates sales growth for fiscal 2014 in the range of 2 percent to 3 percent, reflecting a greater impact from unfavorable foreign currencies in Argentina and other countries, which are now expected to negatively affect sales by up to 2 percentage points, versus a previous assumption of 1 percentage point.

Clorox now anticipates EBIT margin to be in the range of flat to up 25 basis points, primarily due to higher commodity costs, which are now expected to negatively impact margins by more than 100 basis points, as well as continued inflation in some international markets. The company continues to anticipate offsetting these factors by delivering cost savings of about 150 basis points and lowering selling and administrative expenses as a percentage of sales.

Clorox continues to anticipate an effective tax rate of about 34 percent for fiscal 2014.

Net of all these factors, Clorox now anticipates fiscal 2014 diluted EPS from continuing operations in the range of $4.45 to $4.60.

The company’s outlook does not assume further foreign currency devaluation in Venezuela beyond the February 2013 devaluation.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information

*	Supplemental gross margin driver information

*	Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

*	Supplemental balance sheet and cash flow information and free cash flow reconciliation

*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2013 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2013, The Clorox Company Foundation awarded about $4 million in cash grants, and Clorox made product donations valued at nearly $15 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: worldwide, regional and local economic conditions and financial market volatility; risks related to international operations, including political instability, foreign currency exchange rate fluctuations and government-imposed price controls or other regulations, labor unrest and inflationary pressures, particularly in Venezuela, as well as Argentina and other challenging markets; intense competition in the company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy or transportation costs; the ability of the company to drive sales growth, increase market share and grow its product categories, and achieve favorable product and geographic mix; dependence on key customers and risks related to customer ordering patterns; the ability of the company to implement and generate anticipated cost savings and efficiencies; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks; the impact of product liability claims and other legal proceedings, including in foreign jurisdictions; the success of the company’s business strategies; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the company’s ability to attract and retain key personnel; the company’s ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters and other events beyond the company’s control; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness on its operations and financial results; changes to the company’s credit rating; the sufficiency of the company’s cash flow; the company’s ability to maintain an effective system of internal controls; risks related to reliance on information technology systems, including potential security breaches or service interruptions; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate; the accuracy of the company’s estimates and assumptions on which its financial statement projections are based; and the company’s ability to declare dividends or repurchase its stock in the future.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth and EBIT margin. The company has included reconciliations of non-GAAP financial information related to sales growth and EBIT margin to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s condensed consolidated financial statements presented in accordance with GAAP.

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Taylor (510) 271-3269, lisah.taylor@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2013	9/30/2012
Net sales	$1,364	$1,338
Cost of products sold	779	764
Gross profit	585	574

Selling and administrative expenses	198	195
Advertising costs	120	122
Research and development costs	31	30
Interest expense	26	33
Other expense, net	2	-
Earnings from continuing operations before income taxes	208	194
Income taxes on continuing operations	71	61
Earnings from continuing operations	137	133
Losses from discontinued operations, net of tax	(1)	-
Net earnings	$136	$133

Net earnings (losses) per share
Basic
Continuing operations	$1.05	$1.02
Discontinued operations	(0.01)	-
Basic net earnings per share	$1.04	$1.02

Diluted
Continuing operations	$1.04	$1.01
Discontinued operations	(0.01)	-
Diluted net earnings per share	$1.03	$1.01

Weighted average shares outstanding (in thousands)
Basic	130,074	130,268
Diluted	132,237	131,702

Reportable Segment Information
(Unaudited)
Dollars in millions

First Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	9/30/13	9/30/12	% Change (1)	9/30/13	9/30/12	% Change (1)
Cleaning Segment	$479	$472	1%	$131	$120	9%
Household Segment	372	355	5%	52	50	4%
Lifestyle Segment	218	208	5%	53	56	-5%
International Segment	295	303	-3%	28	28	0%
Corporate	-	-	-	(56)	(60)	-7%
Total Company	$1,364	$1,338	2%	$208	$194	7%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2013	6/30/2013	9/30/2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$323	$299	$667
Receivables, net	506	580	503
Inventories, net	439	394	421
Other current assets	152	147	154
Total current assets	1,420	1,420	1,745

Property, plant and equipment, net	1,007	1,021	1,098
Goodwill	1,108	1,105	1,123
Trademarks, net	553	553	556
Other intangible assets, net	70	74	83
Other assets	143	138	142
Total assets	$4,301	$4,311	$4,747

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$286	$202	$2
Current maturities of long-term debt	-	-	850
Accounts payable	374	413	388
Accrued liabilities	468	490	458
Income taxes payable	42	29	27
Total current liabilities	1,170	1,134	1,725
Long-term debt	2,170	2,170	2,169
Other liabilities	762	742	738
Deferred income taxes	118	119	135
Total liabilities	4,220	4,165	4,767

Stockholders’ equity (deficit)
Common stock	159	159	159
Additional paid-in capital	673	661	631
Retained earnings	1,603	1,561	1,395
Treasury shares	(1,986)	(1,868)	(1,836)
Accumulated other comprehensive net losses	(368)	(367)	(369)
Stockholders’ equity (deficit)	81	146	(20)
Total liabilities and stockholders’ equity (deficit)	$4,301	$4,311	$4,747

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

First-Quarter Sales Growth Reconciliation

	Q1 Fiscal 2014	Q1 Fiscal 2013
Non-GAAP Sales Growth	3.5%	1.8%
Foreign exchange	-1.6	-0.8
Acquisitions	--	1.5
Total sales growth – GAAP	1.9%	2.5%

First-Quarter EBIT(1) Margin Reconciliation

	Q1 Fiscal 2014	Q1 Fiscal 2013
Earnings from continuing operations	$208	$194
before income taxes – GAAP

Interest Income	-1	--
Interest Expense	26	33

EBIT (1) – non-GAAP	$233	$227

EBIT margin(2) – non-GAAP	17.1%	17.0%
Net Sales	$1,364	$1,338

(1)	EBIT represents earnings from continuing operations before interest and taxes.

(2)	EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.